EXHIBIT 15





                         ACCOUNTANTS' ACKNOWLEDGMENT



The Board of Directors
Minerals Technologies Inc.:

Re:  Registration Statement Nos. 33-59080, 33-65268, 33-96558 and 333-62739


     With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 5, 1999, related to our review of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                  Very truly yours,



                                                  KPMG LLP



New York, New York
November 8, 1999